Exhibit 99.1
FOR IMMEDIATE RELEASE:

                                             Contact:  Gregory Pusey, President
                                                       Cambridge Holdings, Ltd.
                                                       303-722-4009




              Cambridge Holdings, Ltd. Announces Asset Distribution

     Denver, CO -- November 18, 2005 -- Cambridge Holdings, Ltd. (OTC BB: CDGD) ("Cambridge" or the "Company")-- set record and distribution dates for the distribution of substantially all of the Company's assets to its shareholders in connection with the plan of liquidation approved by the Company's shareholders on November 3, 2005. The distribution will be made on a pro rata basis to all shareholders of record as of November 22, 2005 and is expected to be completed on or about December 2, 2005. Cambridge anticipates that it will distribute $650,000 in cash, at the rate of $0.1852 per Cambridge common share, approximately 420,523 common shares of Advanced Nutraceuticals, Inc. (OTC BB:
ANII), at the rate of 0.11981 per Cambridge common share, and approximately 462,801 common shares of A4S Security, Inc. (NASDAQ: SWAT and ArcaEx: SWAT), at the rate of 0.13185 per Cambridge common share. The Advanced Nutraceuticals, Inc. stock is unrestricted and freely tradable and the A4S Security, Inc. stock will be unrestricted and freely tradable following the expiration of a lock-up in July 2006. The current number of outstanding shares of Cambridge is 3,509,877.

     Cambridge will remain a publicly-traded company following the distribution and will continue to file reports and other information required by the Securities and Exchange Act of 1934 although it will have no operating assets. Trading in the Company's shares is expected to continue to be reported on the Over-The-Counter Bulletin Board System. The Company believes that following the distribution of these assets, it may be an attractive merger candidate for an operating business. Cambridge is retaining a contingency reserve of approximately $600,000 in cash and certain assets to provide funding for its estimated near-term expenses in order to continue as a reporting entity, including for the payment of professional fees associated with such status. No further distribution is expected to be made to Cambridge's shareholders.



Profile of A4S Security, Inc.

     A4S Security, Inc. ("A4S")is focused on providing leading edge, high-resolution mobile digital video surveillance solutions. A4S completed an initial public offering of its common stock in July 2005. A4S develops and markets the ShiftWatch(R) product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. A4S's full motion, high resolution video system utilizes patent pending video streaming technology and GPS synchronization capabilities to provide agencies with data security and reliability. A4S's open, standards based architecture facilitates interoperability, easing management of the information and communication complexities and leveraging customers' investment in the future.


Profile of Advanced Nutraceuticals, Inc.

     Advanced Nutraceuticals, Inc. conducts operations through its wholly-owned subsidiary, Bactolac Pharmaceutical, Inc. ("Bactolac"). Bactolac creates high quality, unique formulas for a variety of uses, including weight loss, antioxidants, formulas designed specifically for men, women and children, sport nutrition, energy products, stress formulas, relaxation formulas, life extension formulas, immune enhancement, brain products, cleansing products, cholesterol products, liver products, heart formulas and hundreds of herbal remedies. Bactolac has manufactured over 1,000 formulations. Bactolac's product offerings include tablets, capsules, liquids and powders. Bactolac markets primarily to companies in the nutrition industry including distributors, specialty food retailers, mass-market drug stores, multi-level marketers, catalog marketers, direct mail sellers, infomercial marketers and international distributors.

                                  * * * * * * *


This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including changes in the Company's investments, which could be material, changes in the level of operating expenses of the Company and adverse changes in market conditions. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.



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